Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735
www.genvec.com

FOR IMMEDIATE RELEASE

Retail Investor and Media Contact:	Institutional Investor Contact:
GenVec, Inc.	S.A. Noonan Communications
Douglas J. Swirsky	Susan A. Noonan
(240) 632-5510	(212) 966-3650
dswirsky@genvec.com	susan@sanoonan.com

GENVEC REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

GAITHERSBURG, MD - August 9, 2012 - Today GenVec, Inc. (NASDAQ: GNVC) announced financial results for the three months and six months ended June 30, 2012.

GenVec reported a net loss of $3.7 million, or $0.28 per share, compared with a net loss of $1.2 million, or $0.10 per share, in the comparable quarter of 2011. For the six months ended June 30, 2012, GenVec’s net loss was $6.9 million, or $0.53 per share, compared to a net loss of $3.5 million, or $0.27 per share, for the six months ended June 30, 2011.

"In the first six months of the year we continued to make progress in our collaboration with Novartis to develop treatments for hearing loss utilizing our core technology," commented Cynthia Collins, GenVec's President and CEO. “In addition, our vaccine programs in RSV and HSV are moving forward. We are currently conducting the requisite IND (Investigational New Drug) enabling studies for our RSV and HSV programs that we expect will increase their value and attractiveness to potential partners and could allow these programs to move into clinical development as early as next year.”

GenVec recently completed a pre-IND meeting with the U.S. Food and Drug Administration (FDA) to obtain guidance on the development plan for its vaccine against RSV. The goal of the pre-IND meeting was to obtain clarification on the nonclinical, clinical, and chemistry, manufacturing, and control (CMC) requirements that need to be met in order to submit an acceptable IND. “We appreciate the guidance and help we obtained in our FDA discussions. Based on the feedback we received, we believe that we have a solid development plan for our RSV program,” said Ms. Collins.

Recent Highlights

•	Cynthia Collins was appointed as President and Chief Executive Officer of GenVec, Inc. to succeed Paul H. Fischer.

•	GenVec received conditional license for a foot-and-mouth disease (FMD) vaccine for use in cattle from the U.S. Department of Agriculture’s Animal and Plant Health Inspection Service (APHIS). This is GenVec’s first approved product and also the first FMD vaccine licensed by the USDA Center for Veterinary Biologics.

•	GenVec received a grant of approximately $590,000 over two years from the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) to support the Company’s RSV vaccine program. This grant will be used to further advance the novel pediatric RSV vaccine.

•	A research paper on GenVec’s new vaccine vectors titled “Modification of Ad5 Hexon Hypervariable Regions Circumvents Pre-Existing Ad5 Neutralizing Antibodies and Induces Protective Immune Responses” was published online in PloS ONE.

Financial Results for the Three and Six Months Ended June 30, 2012

Revenues for the three-month and six-month periods ended June 30, 2012, were $2.5 million and $5.7 million, respectively, as compared to $4.7 million and $10.0 million in the comparable prior year periods.

The decrease for the three-month and six-month periods ended June 30, 2012, is primarily due to lower revenue associated with our hearing program of $1.0 million and $2.7 million, respectively. The lower revenue for our hearing program is due mainly to reduced work scope associated with manufacturing activities in preparation for clinical studies under our Novartis agreements in 2012 as compared to the 2011 period. Also contributing to the decrease is a reduction in revenue associated with our HIV program of $0.5 million and $1.2 million, respectively, due to reduced work scope. The animal health program also had decreased revenue of $0.6 million during the three-month period ended June 30, 2012, and $0.5 million for the six-month period ended June 30, 2012, compared to the comparable 2011 periods due mainly to the successful completion of field safety studies in 2012.

Operating expenses were $6.2 million and $12.6 million for the three-month and six-month periods ended June 30, 2012, respectively, as compared to $6.0 million and $13.5 million in the comparable prior year periods. The increase in the three-month period ended June 30, 2012, as compared to the comparable prior year period is due mainly to higher general and administrative personnel costs and equipment costs associated with our hearing program. These increases are partially offset by lower manufacturing costs associated with our FMD program and, to a lesser extent, our hearing program. The decrease in the six-month period ended June 30, 2012, as compared to the comparable prior year period is due mainly to reduced manufacturing costs associated with our hearing program partially offset by higher general and administrative personnel costs. In each of the three-month and six-month periods ended June 30, 2012, we experienced reduced costs associated with the closure of our TNFerade trial.

GenVec ended the second quarter of 2012 with $20.9 million in cash, cash equivalents, and short-term investments. “Based on our current operations, we anticipate that we will have sufficient capital to fund our operations for the next 2 years,” commented GenVec’s Senior Vice President and Chief Financial Officer, Douglas J. Swirsky. “That runway is likely to be extended through the end of 2014, subject to the achievement of certain milestones under our collaboration agreements.”

Conference Call Information

GenVec will hold a conference call today at 10:00 a.m. EDT to discuss the Company’s second quarter financial results. To listen to the live conference call, please dial 877-558-0567 (U.S. or Canada) or 706-643-4980 (international) and use the following Conference ID: 47686784. An audio replay of the conference call will be available starting at 1:00 p.m. EDT on August 9, 2012, through August 16, 2012. To listen to the audio replay, dial 855-859-2056 (U.S. or Canada) or 404-537-3406 (international) and use Conference Replay ID: 47686784.

To access the webcast or the replay, go to www.genvec.com, click on “Investors and Media,” and click on “Events and Presentations.”

About GenVec

GenVec is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis, Merial, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss and balance disorders; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), herpes simplex virus (HSV), dengue fever, malaria, and human immunodeficiency virus (HIV). In the area of animal health, we are developing vaccines against foot-and-mouth disease (FMD). Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding funding, grants, collaborations, revenues, cash burn rates, the development of products and the success of the Company’s collaborations, including with Novartis and Merial, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to research and development activities; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of collaborators and third parties; dependence on intellectual property; currently unanticipated expenses, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

(Tables to follow)

GenVec, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$2,540	$4,737	$5,704	$10,023

Operating expenses:
Research and development	3,581	4,127	7,904	9,719
General and administrative	2,632	1,860	4,676	3,782
Total operating expenses	6,213	5,987	12,580	13,501

Loss from Operations	(3,673)	(1,250)	(6,876)	(3,478)

Other income:
Interest income, net	10	12	19	24

Net loss	$(3,663)	$(1,238)	$(6,857)	$(3,454)

Basic and diluted net loss per share	$(0.28)	$(0.10)	$(0.53)	$(0.27)
Shares used in computation of basic and diluted net loss per share	12,938	12,918	12,938	12,916

GenVec, Inc.

Selected Balance Sheet Information

(in thousands)

	June 30, 2012 (unaudited)	December 31, 2011
Cash, cash equivalents and short-term investments	$20,947	$26,446
Working capital	19,334	25,739
Total assets	23,835	29,866
Stockholders’ equity	20,300	26,538